Exhibit 8(l)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of October 14, 2015 between BLACKROCK CAYMAN INFLATION PROTECTED BOND PORTFOLIO, LTD., a Cayman Islands exempted company (the “Fund”), and BLACKROCK ADVISORS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a wholly owned subsidiary of BlackRock Inflation Protected Bond Portfolio (the “Series”), a series of BlackRock Funds II, a Massachusetts business trust (the “Trust”), an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund desires to retain Adviser to furnish investment advisory services to the Fund and Adviser is willing to so furnish such services;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.     Appointment. The Fund hereby appoints Adviser to act as investment adviser to the Fund for the period and on the terms set forth in this Agreement. Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.     Sub-Advisers. Adviser may from time to time, in its sole discretion to the extent permitted by applicable law, appoint one or more sub-advisers, including, without limitation, affiliates of Adviser, to perform investment advisory services with respect to the Fund; provided, however, that the compensation of such person or persons shall be paid by Adviser and that Adviser shall be as fully responsible to the Fund for the acts and omissions of any sub-adviser as it is for its own acts and omissions. Adviser may terminate any or all sub-advisers in its sole discretion at any time to the extent permitted by applicable law.

3.    Delivery of Documents. The Fund has furnished Adviser with copies, properly certified or authenticated, of each of the following:

a.     Resolutions of the Fund’s Board of Directors and the Trust’s Board of Trustees authorizing the appointment of Adviser as the Fund’s adviser and approving this Agreement.

The Fund will furnish Adviser from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

4.     Services. Subject to the supervision of the Fund’s Board of Directors and the Trust’s Board of Trustees, Adviser will (either directly or through the sub-advisers employed by it in accordance with Section 2 hereof) (i) act as investment adviser for and supervise and manage the investment and reinvestment of the Fund’s assets and (ii) provide a continuous investment program for the Fund, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Fund and may vote, exercise consents and exercise all other rights appertaining to such securities and other assets on behalf of the Fund. Adviser will (either directly or through the sub-advisers employed by it in accordance with Section 2 hereof) determine from time to time what securities and other investments will be purchased, retained or sold by the Fund and will place the daily orders for the purchase or sale of securities. Adviser will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objective, policies and restrictions as stated in the Series’ Registration Statement, the Fund’s organizational documents and the resolutions of the Fund’s Board of Directors and the Trust’s Board of Trustees. Adviser further agrees that it:

a.     will comply with (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable rules and regulations of the SEC, (ii) any other applicable provision of law and (iii) the provisions of this Agreement, the Trust’s Declaration of Trust, the Amended and Restated Code of Regulations of the Trust and the Memorandum and Articles of Association of the Fund as such are amended from time to time;

b.     will place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, Adviser will attempt to obtain the best price and the most favorable execution of its orders. In placing orders, Adviser will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, Adviser may, subject to the approval of the Fund’s Board of Directors and the Trust’s Board of Trustees, select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of Adviser or a sub-adviser. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by Adviser hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that Adviser determines in good faith that such commission is reasonable in terms of either the transaction or the overall responsibility of Adviser and sub-advisers to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. In no instance, however, will the Fund’s securities be purchased from or sold to Adviser, the sub-advisers, the Fund’s distributor or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, Adviser may select brokers and dealers with which it or the Fund is affiliated;

c.     will maintain books and records with respect to the Fund’s securities transactions and will furnish the Fund’s Board of Directors and the Trust’s Board of Trustees such periodic and special reports as such Board may request;

d.     will maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When Adviser makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial departments of its affiliates. In dealing with commercial customers of its affiliates, Adviser and the sub-advisers will not inquire or take into consideration whether securities of those customers are held by the Fund; and

e.     will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, any of the Fund’s prior, current or potential shareholders, and will not use such records, and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

5.     Services Not Exclusive. Adviser’s services hereunder are not deemed to be exclusive, and Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

6.     Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund or the Trust any such records upon the Fund’s or the Trust’s request. Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

7.     Expenses. During the term of this Agreement, Adviser will bear all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder and shall bear the costs of any salaries or directors fees of any officers or directors of the Fund who are affiliated persons (as defined in the 1940 Act) of Adviser; provided that the Board of Trustees of the Trust and the Board of Directors of the Fund may approve reimbursement to Adviser of the pro rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice required to be provided hereunder) of all personnel employed by Adviser who devote substantial time to Fund operations or the operations of other investment companies advised by Adviser.

8.     Compensation. The Adviser is not entitled to any compensation for services provided by it to the Fund under this Agreement.

9.     Limitation of Liability. Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

10.     Duration and Termination. This Agreement will become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive annual periods, provided such continuance is specifically approved at least annually by vote of a majority of (a) the members of the Fund’s Board of Directors, (b) the members of the Trust’s Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (c) either the Trust’s Board of Trustees or the outstanding voting securities of the Series. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Fund (by vote of the Fund’s Board of Directors, the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Series), or by Adviser on sixty days’ written notice. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested persons” and “assignment” shall have the same meanings as such terms in the 1940 Act.)

11.     Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12.     Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act.

13.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

14.     Use of the Name BlackRock. Adviser has consented to the use by the Fund of the name or identifying word “BlackRock” in the name of the Fund. Such consent is conditioned upon the employment of Adviser as the investment adviser to the Fund. The name or identifying word “BlackRock” may be used from time to time in other connections and for other purposes by Adviser and any of its affiliates. Adviser may require the Fund to cease using “BlackRock” in the name of the Fund if the Fund ceases to employ, for any reason, Adviser, any successor thereto or any affiliate thereof as investment adviser of the Fund.

15.     Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

16.     Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

BLACKROCK CAYMAN INFLATION PROTECTED BOND PORTFOLIO, LTD.

By:	/s/ John Perlowski
Name: John Perlowski
Title: President and Chief Executive Officer

BLACKROCK ADVISORS, LLC

By:	/s/ Neal J. Andrews
Name: Neal J. Andrews
Title: Managing Director